Exhibit 10.11

BioRestorative Therapies, Inc.

555 Heritage Drive, Suite 130

Jupiter, Florida 33458

December 7, 2012

TDA Consulting Services, Inc.

333 Las Olas Way #1506

Ft. Lauderdale, Florida 33301

Attention: Todd Adler, President

Gentlemen:

Reference is made to the Consulting Agreement, dated as of February 17, 2011, between BioRestorative Therapies, Inc. (formerly Stem Cell Assurance, Inc.) (the “Company”) and TDA Consulting Services, Inc. (the “Consultant”), as amended by the letter, dated April 18, 2012, between the Company and the Consultant with respect thereto (the “Consulting Agreement”).

The parties hereby agree that the term of the Consulting Agreement is extended for an additional period of twelve (12) months until December 31, 2013 and that, during such additional twelve (12) month period, the Consultant shall be entitled to a fee of ten thousand dollars ($10,000) per month (an aggregate of $120,000) payable in advance on the first day of each month commencing as of January 1, 2013 and through December 1, 2013. As additional compensation for the Services (as defined in the Consulting Agreement), concurrently with the execution of this letter, the Consultant is being granted a warrant for the purchase of five million (5,000,000) shares of the Company’s common stock, $.001 par value, which warrant shall be exercisable during the period commencing on December 31, 2013 and terminating on the fifth anniversary of the date hereof, at an exercise price of three cents ($.03) per share.

Except as amended hereby, the Consulting Agreement shall continue in full force and effect in accordance with its terms.

Very truly yours,

BIORESTORATIVE THERAPIES, INC.

By:	/s/
Mark Weinreb
Chief Executive Officer

Agreed:

TDA CONSULTING SERVICES, INC.

By:	/s/
Todd Adler
President